                                 CONSULTING AGREEMENT


     AGREEMENT dated as of April 30, 2000 among Rexall Sundown, Inc., a Florida corporation ("Company"), Royal Numico N.V., a company organized under the laws of The Netherlands ("Parent") and Christian Nast ("Executive").

     WHEREAS, Executive is employed as a senior executive officer by Company;

     WHEREAS, in connection with an Agreement and Plan of Merger dated as of April 30, 2000 (the "Merger Agreement"), a subsidiary of Parent will merge with and into Company (the "Merger"); and

     WHEREAS, Executive has indicated his desire to retire from full-time active employment following the Merger; and

     WHEREAS, upon the Merger, Parent will have invested significant amounts in the acquisition of all of the stock of the Company, whereupon the Company has become an indirect subsidiary of Parent; and

     WHEREAS, Parent and the Company wish to retain the services of the Executive and obtain certain confidentiality and non-competition covenants from Executive, and the Executive wishes to perform services for Parent and the Company and provide such commitments, on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration are mutually acknowledged by the parties, it is hereby agreed as follows:

     1. RECITALS. The recitals hereinbefore set forth constitute an integral part of this Agreement, evidencing the intent of the parties in executing this Agreement and describing the circumstances of its execution. Said recitals are by express reference made a part of the covenants hereof, and this Agreement shall be construed in the light thereof.

     2. ENGAGEMENT OF EXECUTIVE. Company and Parent engage the Executive to provide services, as specified in Section 4, below, to Company and Parent and the Executive hereby agrees to provide these services, in accordance with the terms and conditions set forth in this Agreement.

     3. TERM. Subject to Section 10 below, this Agreement shall be effective as of the date hereof ("Effective Date") and shall expire on the first anniversary of the date of the Merger, unless earlier terminated by agreement of the parties. Upon termination of this Agreement, neither party shall have any further obligations hereunder, except that Parent or the Company shall be obligated to pay to Executive any compensation earned or expenses to be reimbursed under Sections 5 and 6, below, and Executive's obligations described in Section 7 and Parent's and Company's remedies under Section 8 (for breaches under Section 7) shall continue notwithstanding the expiration or earlier termination of this Agreement.

     4. DUTIES OF EXECUTIVE. The Executive shall resign from employment and all positions as an officer or director of the Company and its subsidiaries as of the date reasonably requested by Parent, which date shall not be prior to the closing of the Offer contemplated by the Merger Agreement. Thereafter, the Executive shall, upon the reasonable request of Parent or the Company, assist Parent and the Company in the post-Merger transition period, at such times and in such manner as Executive and Parent or the Company shall mutually agree. The Executive's on-location requirements will not exceed twelve (12) days per calendar quarter without the Executive's consent.

     5.   COMPENSATION.  The Executive shall receive:

          (a) $37,500, payable in four installments of the first day of the third, sixth, ninth and twelfth calendar months following the calendar month in which the Merger occurs, as consideration for the services described in Section 4 above; and

          (b) a lump sum payment of $350,000, 30 days after the date of the Merger, in consideration of the Non-Compete Covenants set forth in
     Section 7 below.

All compensation paid or provided to Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

     6. ASSISTANCE/EXPENSES. Parent agrees to provide or to cause to be provided to Executive an office and such other assistance as Parent or the Company determines to be required for Executive to discharge any responsibilities assigned pursuant to Section 4. Parent shall pay or reimburse, or cause the Company to pay or reimburse, the Executive for the reasonable and appropriate out-of-pocket expenses incurred by him in connection with the performance of services under this Agreement. Executive must provide proper documentation to Parent or the Company for all such expenses.

     7.   NON-COMPETE COVENANTS.

     (a) Executive agrees that from the date hereof through December 31, 2003 (the "Non-Competition Period"), Executive shall not:

          (i) engage in any way, directly or indirectly, in any Competing Business (as defined below) in the Geographic Area (as defined below); PROVIDED, HOWEVER, in no event shall this provision be construed to prohibit Executive's employment with any business in which less than 5% of its consolidated gross revenues for its most recent fiscal year relates to a Competing Business if Executive's responsibilities at such business do not directly relate to a Competing Business.
     "Competing Business" shall mean any activity relating to the development, manufacture, or the retail or wholesale sale or distribution (including but not limited to sale or distribution through retail, specialty retail, Internet, e-commerce, mail order, multi-level marketing, mass market, or any other channel of distribution) of vitamin and mineral supplements, sports nutrition products or herbs, or any other product which competes with products being offered for sale or under development by the Company or any subsidiary thereof. "Geographic Area" shall mean (1) the United States and (2) any other country in which the Parent, Company or any affiliate thereof owns, leases or franchises locations, hosts web sites or otherwise conducts business; or

          (ii) directly, or indirectly through any person or entity, (1) induce or attempt to induce any employee of the Parent, Company or any affiliate thereof (other than an employee who performs purely ministerial functions) (a "Protected Employee") to leave the employ of the Parent, Company or such Parent; (2) interfere in any way with the relationship between the Parent Company or any subsidiary and any Protected Employee; (3) hire any Protected Employee, or any person who was a Protected Employee at any time during the Non-Competition Period; (4) induce or attempt to induce any customer, distributor, supplier, license, or other business relationship of the Parent, Company or any affiliate which exists or existed at any time during the Non-Competition Period, to cease doing business with the Parent Company or such affiliate, or to interfere in any way with any such business relationship.

     (b) During the Non-Competition Period and thereafter, Executive shall not, without the Parent's and Company's prior written permission or in connection with his duties under this Agreement, use or disclose all or any part of the following valuable, special and unique assets of Parent's or Company's business to any person, corporation, association or other entity (but excluding information that had become public knowledge without any action by, or involvement of, Executive) for any reason whatsoever: the confidential information and trade secrets of Parent, the Company or any affiliate thereof, including, but not limited to, the financial and sales information, manufacturing formulas and processes, business plans and projections, personnel information and records, procedures, techniques, products, customers, sources of leads and methods of obtaining new business or the methods generally of doing and operating the respective businesses of the Parent, Company and affiliates, trade secrets, product ideas, processes, techniques, formulas, know-how, marketing plans and strategies. The foregoing obligations of Executive shall be in addition to his obligations under the Confidentiality and Secrecy Agreement between the Company and Executive, which agreement shall remain in full force and effect as if set forth in full in this Section 7(b).

     8.   REMEDIES.

     (a)  Executive acknowledges that the restrictions contained in this
Section 7 in view of the nature of the business in which Parent or Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Parent or Company and that any violation of such restrictions would result in irreparable harm to the Parent or Company. In the event of Executive's violation of any of these restrictions, the Parent or Company shall be entitled to seek from any court of competent jurisdiction preliminary and permanent injunctive relief without proving actual damage or immediate or irreparable harm. Nothing herein shall prohibit the Parent or Company from pursuing any other remedies legally available to the Parent or Company for such breach or threatened breach, including the recovery of damages from Executive.

     (b) If any of the provisions of Section 7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

     (c) The provisions of Section 7 and this Section 8 shall survive the expiration or termination of this Agreement.

     9. INDEPENDENT CONTRACTOR. The parties to this Agreement intend that the Executive will perform under this Agreement as an independent contractor, and not as an employee of Parent or the Company. Consequently, during the term of this Agreement:

     (a) The Executive shall be solely responsible for the payment of all taxes in connection with the Executive's remuneration hereunder, and neither Parent nor the Company shall withhold taxes from his remuneration, unless required by law; and

     (b) The Executive shall not accrue or receive any benefits under any employee benefit plan maintained by Parent or the Company attributable to his services hereunder; provided that nothing in this Agreement shall affect any rights to benefits Executive (and Executive's spouse and dependents) might have under any employee benefit plans of the Company by virtue of his prior service as an employee of the Company or its subsidiaries.

     10. ENTIRE UNDERSTANDING. This Agreement, together with the Confidentiality and Secrecy Agreement between the Company and Executive, constitute the entire understanding between the parties relating to Executive's services hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters. Executive acknowledges that effective as of the date of this Agreement, his employment agreement ("Employment Agreement") with the Company shall terminate without any liability on the part of the Company thereunder, including any liability described in Article 5 thereof; provided, however, that nothing in this Agreement shall relieve the Company from its obligations to Executive under the existing Employment Agreement with respect to the compensation earned by Executive during the period prior to the date of resignation pursuant to Section 4 above. In the event neither the closing of the Offer nor the Merger contemplated by the Merger Agreement occur, then this Agreement shall be of no force or effect and the Employment Agreement shall be deemed to have remained in full force and effect notwithstanding the provisions of this Agreement. Any amendment of this Agreement shall be effective only to the extent that it is in writing, executed by Parent, the Company and Executive.

     11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of (a) Executive's executors, administrators, legal representatives, heirs and legatees and (b) Parent and successors and assigns.

     12. WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

     13. GOVERNING LAW. This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Florida.

     14. HEADINGS. The headings of the sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe, the contents of this Agreement.

     15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which shall together constitute a valid and binding agreement.

PARENT

By:  /s/ Julitte van der Ven            /s/ Christian A. Nast
   -------------------------            -------------------------
                                        EXECUTIVE SIGNATURE
Its:   Attorney-in-Fact
    ---------------------               Christian A. Nast
                                        -------------------------
                                        PRINT NAME


COMPANY                                 ADDRESS

By:  /s/ Damon DeSantis                 2917 S. Ocean Blvd.
   ----------------------               -------------------------
Its:     CEO                            Highland Beach, FL 33487
    ---------------------               -------------------------